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                                                                  EXHIBIT 3.1.20

                            CERTIFICATE OF FORMATION

                                       OF

                                  SCI/TAG, LLC

         The undersigned, an authorized natural person, for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act, hereby certifies that:

         1. Name: The name of the limited liability company is SCI/TAG, LLC (the "Company").

         2. Registered Office and Registered Agent: The address of the registered office and the name and address of the registered agent of the Company are 1209 Orange Street, Wilmington, Delaware 19801 and The Corporation Trust Company, respectively.

         Executed on November 23, 1999.

                                       /s/ James J. McAlpin, Jr.
                                    --------------------------------------------
                                    James J. McAlpin, Jr., Authorized Person